Exhibit 10.1

SCHEDULE OF MATERIAL DETAILS

The Company entered into the attached contracts with the investors, and such contracts are substantially similar with the exception of the following material terms:

Investor	Original Principal Amount	Shares Subject to Warrants
TD Waterhouse RRSP Account 230832S in trust for Peter Alan Lacey	$200,000	222,222
Michael Moretti	$350,000	388,888
Tejas Securities Group Inc. 401k Plan and Trust, FBO John J. Gorman	$200,000	222,222
Robert Weiss	$50,000	55,555